Exhibit 99.1

UNITED REFINING COMPANY ANNOUNCES RECORD SIX MONTHS

AND SECOND FISCAL QUARTER RESULTS

Warren, PA. APRIL 15/PRNewswire/—United Refining Company, a leading regional refiner and marketer of petroleum products announces record operating results for the six month period and second fiscal quarter ended February 28, 2013.

Net sales for the six months ended February 28, 2013 increased $34.0 million, or 1.9%, to $1.827 billion from $1.793 billion for the six months ended February 29, 2012. Net sales for the fiscal quarter ended February 28, 2013 increased $21.3 million, or 2.5%, to $870.1 million from $848.8 million for the quarter ended February 29, 2012.

Earnings before interest, taxes, depreciation and amortization (EBITDA)1 on a FIFO basis for the six months ended February 28, 2013 were $220.6 million, an increase of $66.1 million from $154.5 million for the six months ended February 29, 2012. EBITDA on a FIFO basis for the three months ended February 28, 2013 was $87.8 million, an increase of $59.2 million from $28.6 million for the three months ended February 29, 2012.

EBITDA on a LIFO basis for the six months ended February 28, 2013 was $235.5 million, an increase of $97.4 million from $138.1 million for the six months ended February 29, 2012. EBITDA on a LIFO basis for the three months ended February 28, 2013 was $121.2 million, an increase of $104.9 million from $16.3 million for the three months ended February 29, 2012.

Net income for the six months ended February 28, 2013 was $123.2 million, an increase of $61.4 million from net income of $61.8 million for the six months ended February 29, 2012. Net income for the second fiscal quarter ended February 28, 2013 was $63.6 million, an increase of $63.8 million from a net loss of $0.2 million for the second quarter ended February 29, 2012.

[1]	United Refining Company uses the term EBITDA or Earnings Before Interest, Income Taxes, Depreciation and Amortization, which is a term not defined under United States Generally Accepted Accounting Principles. The Company uses this term because it is a widely accepted financial indicator utilized to analyze and compare companies on the basis of operating performance and is used to calculate certain debt coverage ratios included in several of the Company’s debt agreements. See reconciliation of EBITDA to net income in table set forth below. The Company’s method of computation of EBITDA may or may not be comparable to other similarly titled measures used by other companies.

Net income and EBITDA includes $2.3 million of noncash losses on derivative contracts for the six month period ended February 28, 2013 and $39.5 million of noncash gains on derivative contracts for the six month period ended February 29, 2012. For the quarters ended February 28, 2013 and February 29, 2012 net income and EBITDA includes $.3 million of noncash gains and $11.8 million of noncash losses on derivative contracts, respectively.

As of February 28, 2013, the Company’s liquidity position included $116.6 million of cash and cash equivalents and there were no borrowings against the $175.0 million Revolving Credit Facility.

UNITED REFINING COMPANY

(dollars in thousands)

	Three Months Ended		Six Months Ended
	February 28,	February 29,	February 28,	February 29,
	2013	2012	2013	2012
	Unaudited		Unaudited

Net Sales	$870,109	$848,844	$1,827,171	$1,792,875
Operating Income	$114,823	$10,561	$222,646	$126,551
Net Income(Loss)	$63,562	$(237)	$123,209	$61,809
Income Tax Expense (Benefit)	$40,634	$(165)	$78,769	$42,949
EBITDA – LIFO Basis (A)	$121,210	$16,252	$235,482	$138,061

(A)	EBITDA Reconciliation

UNITED REFINING COMPANY

(dollars in thousands)

	Three Months Ended		Six Months Ended
	February 28,	February 29,	February 28,	February 29,
	2013	2012	2013	2012
	Unaudited		Unaudited

Net Income (Loss)	$63,562	$(237)	$123,209	$61,809
Interest Expense	$10,030	$10,270	$19,246	$20,526
Income Tax Expense (Benefit)	$40,634	$(165)	$78,769	$42,949
Depreciation	$4,842	$4,631	$9,849	$9,268
Amortization	$2,142	$1,753	$4,409	$3,509

EBITDA – LIFO Basis	$121,210	$16,252	$235,482	$138,061

LIFO Inventory Adjustment	$33,393	$(12,394)	$14,881	$(16,424)

EBITDA – FIFO Basis	$87,817	$28,646	$220,601	$154,485
Non Cash (Gain)/Loss on Derivatives	$(365)	$11,839	$2,319	$(39,452)

Adjusted EBITDA – FIFO Basis	$87,452	$40,485	$222,920	$115,033

Adjusted EBITDA – LIFO Basis	$120,845	$28,091	$237,801	$98,609

United operates a 70,000 bpd refinery in Warren, Pennsylvania. In addition to its wholesale markets, the Company also operates 361 Kwik Fill® / Red Apple® and Country Fair® retail gasoline and convenience stores located primarily in western New York and western Pennsylvania.

Certain statements contained in this release are forward looking, such as statements regarding the Company’s plans and strategies or future financial performance. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge, investors and prospective investors are cautioned that such statements are only projections and that actual events or results may differ materially from those expressed in any such forward-looking statements. In addition, the Company’s actual consolidated quarterly or annual operating results have been affected in the past, or could be affected in the future, by additional factors, including, without limitation, general economic, business and market conditions; environmental, tax and tobacco legislation or regulation; volatility of gasoline prices, margins and supplies; merchandising margins; customer traffic, weather conditions; labor costs and the level of capital expenditures.

Company Contact: James E. Murphy, Chief Financial Officer Telephone: (814) 723-1500.